SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

October 15, 2013 (October 8, 2013)

Date of Report (Date of earliest event reported)

CRESTWOOD MIDSTREAM PARTNERS LP

(Exact name of registrant as specified in its charter)

Delaware	001-35377	20-1647837
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

700 Louisiana Street, Suite 2060

Houston, Texas 77002

(Address of principal executive offices)

(832) 519-2200

(Registrant’s telephone number, including area code)

Inergy Midstream, L.P.

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

Arrow Merger Agreement

On October 8, 2013, Crestwood Midstream Partners LP, a Delaware limited partnership (the “Partnership”), and Crestwood Arrow Acquisition LLC, a Delaware limited liability company and a wholly-owned subsidiary of the Partnership (“Merger Sub”), entered into an Agreement and Plan of Merger (the “Merger Agreement”) with Arrow Midstream Holdings, LLC, a Delaware limited liability company (“Arrow”), and Arrow’s members, Legion Energy, LLC, a Delaware limited liability company, and OZ Midstream Holdings, LLC, a Delaware limited liability company (together, the “Members”).

Pursuant to the Merger Agreement, Merger Sub will merge with and into Arrow with Arrow being the surviving company and a wholly-owned subsidiary of the Partnership (the “Arrow Acquisition”), and the Members’ membership interests in Arrow will be cancelled and converted into the right to receive, in the aggregate, $750 million (the “Base Merger Consideration”), subject to customary capital expenditure and working capital adjustments. The Base Merger Consideration will consist of $550 million in cash and 8,826,125 common units representing limited partnership interests in the Partnership (the “Equity Consideration”), subject to customary adjustments.

The Merger Agreement contains customary representations and warranties and covenants. The Merger Agreement contains certain customary termination rights for both the Partnership and the Members, including a right to terminate if the Arrow Acquisition has not closed on or before December 31, 2013. The Merger Agreement further provides that, upon termination of the Merger Agreement, under certain circumstances, the terminating party may be entitled to damages caused by a breach of the Merger Agreement by the other party or because of a material and uncured breach of the other party’s representations and warranties or covenants.

The Merger Agreement also contains customary indemnification provisions for transactions of this size and nature. At the closing, 3,309,797 common units of the Equity Consideration will be deposited and held in an escrow account to satisfy indemnification claims asserted by the Partnership against the Members (the “Escrow Amount”) for a limited period of time following the closing. Subject to limited circumstances, the Escrow Amount will act as the Partnership’s sole recourse against the Members for a breach of a representation and warranty.

The Partnership expects to close the Arrow Acquisition on or about November 8, 2013, subject to the satisfaction or waiver of customary closing conditions. The closing of the Arrow Acquisition is not conditioned on the Partnership’s receipt of financing, and is not subject to approval of the Partnership’s unitholders or any regulatory authorities.

A copy of the Merger Agreement will be filed as an exhibit to the Partnership’s annual report on Form 10-K for the year ended December 31, 2013.

Bridge Commitment

In connection with the Arrow Acquisition, on October 8, 2012, the Partnership obtained a commitment (the “Bridge Commitment”) from Citigroup Global Markets, Inc. to underwrite and arrange a senior unsecured bridge facility (the “Bridge Facility”), in an aggregate amount up to $350 million. The Bridge Commitment will expire upon the earliest to occur of (i) the termination of the Merger Agreement in accordance with the terms thereof, and (ii) December 31, 2013, if the closing of the Arrow Acquisition has occurred by such date. The Bridge Commitment is subject to customary conditions precedent for acquisition facilities of this nature, including the absence of a material adverse event on the assets, operations and financial results of Arrow and its subsidiaries since December 31, 2012. The guarantors under the Bridge Facility will be Arrow and the guarantors under the Partnership’s existing $1 billion senior secured revolving facility.

Item 8.01	Other Events.

In connection with the execution of the Merger Agreement as described in Item 1.01 above, on October 10, 2013, the Partnership issued a press release. The press release is attached herewith as Exhibit 99.1 and incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description

99.1	Press Release dated October 10, 2013

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CRESTWOOD MIDSTREAM PARTNERS LP

	By:	Crestwood Midstream GP LLC, its General Partner

Date: October 15, 2013	By:	/s/ Michael J. Campbell
Michael J. Campbell Senior Vice President and Chief Financial Officer

Exhibit Index

Exhibit Number	Description

99.1	Press Release dated October 10, 2013